Zones Expands with New Portland Office

Fast-Growing IT Reseller Expects to Add Up to 100 Local Sales Professionals

AUBURN, WA -- 11/29/2005 -- Zones, Inc. (NASDAQ: ZONS), a leading information technology (IT) reseller with headquarters in Auburn, Wash., today announced it will open a new Portland sales office. Zones has signed a letter of intent to lease office space near the trendy Pearl District on NW 23rd Avenue. The Company is actively recruiting local professionals to join Zones’ team of dedicated sales people. Zones will begin training new sales account executives in the Portland office in January 2006, and the office is scheduled to officially open on February 1, 2006.

“Expanding our operations to Portland is a strategic move for Zones that aligns with our growth initiatives by hiring from the strong local talent pool,” said Firoz Lalji, President and CEO, Zones, Inc. “We are excited to establish a vibrant Portland office that continues the Zones tradition of a positive, collaborative work environment that supports our staff in delivering the highest quality service to our customers.”

Zones is a single-source, multi-vendor direct marketing reseller of more than 150,000 name-brand IT products from more than 2,000 vendors. Zones works with customers throughout the U.S. from the small- to medium-sized business market, enterprise arena and public sector.

Zones plans to hire up to 50 account executive professionals in Portland during the first quarter of 2006, with as many as 50 additional hires planned for 2006. Qualified applicants are encouraged to send their resumes to Oregon.resumes@zones.com, or apply online at www.zones.com/careers. The Company will also continue to recruit account executives for its Auburn, Wash. headquarters.

Working at Zones

Zones team members share a dedication to delivering the best technology solutions to businesses; securing and maintaining Zones’ competitive advantage. Zones is a learning community, where team members participate in ongoing training. New sales associates begin their careers at Zones with a month-long classroom training program designed to prepare them for success in high-technology sales. Following the completion of the classroom training, sales associates are coached by a sales manager. Ongoing weekly training sessions are also offered on sales techniques and on Zones extensive product offerings.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small- to medium-sized business market, enterprise and public sector accounts, while supporting its legacy Mac customers. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba. Incorporated in 1988, Zones is headquartered in Auburn, Wash. and employs approximately 600 people. More information is available at www.zones.com.

Press Contact:
Emily Taylor
Weber Shandwick
503.552.3733
etaylor@webershandwick.com

Company Contact:
Ronald McFadden
Chief Financial Officer
253.205.3000